Exhibit 10.1

2014

Prudential Financial, Inc.

Terms and Conditions

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933

Prudential

total rewards

IMPORTANT NOTICE

This document is intended to help you understand the main features of the 2014 Long-Term Incentive Program (the Program) under the Prudential Financial, Inc. Omnibus Incentive Plan (the Plan). You should refer to this document only for grants made in 2014, because terms may change from year to year.

This document is not a substitute for the official Plan documents, which govern the operation of the Plan. All terms and conditions of the Program and the Plan, including your eligibility and any benefits, will be determined pursuant to, and are governed by, the provisions of the Plan documents. If there is any discrepancy between the information in this document or in any other materials relating to the Plan and the actual Plan documents, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan documents, the Plan documents, as interpreted by the Compensation Committee as the Plan administrator in its sole discretion, will always govern.

Prudential may, in its sole discretion, modify, amend, suspend, or terminate the Program or the Plan, or any and all of the policies, programs and plans described in this document in whole or in part, at any time, without notice to or the consent of any Participant to the extent permissible under Applicable Laws.

Nothing contained in this document, or in any other materials related to the Program or the Plan, is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. For US Participants only, employment with Prudential is employment-at-will; this means that either you or Prudential may terminate the employment relationship or association at any time, with or without cause or notice.

2014 Long-Term Incentive Program
Terms and Conditions
Contents

Part A: General terms and conditions		1
1.	Purpose	1
2.	Eligibility and grants	1
3.	Acceptance of an Award	1
4.	Taxes	1
5.	Value of Awards	2
6.	Covenant not to solicit; other terms and restrictions	2
7.	Compliance with Applicable Laws	4
8.	Investment representation	4
9.	Governing law	4
10.	Electronic delivery and acceptance	4
11.	No rights as a shareholder	5
12.	Section 409A	5
13.	Other terms	5

Part B: Terms and conditions applicable to Restricted Stock Units under the Long- Term Incentive Program		6
1.	Restricted Period	6
2.	Settlement of Restricted Stock Units	6
3.	Vesting or forfeiture of Restricted Stock Units following termination of Employment in specific circumstances	6
4.	Section 409A	6
5.	Dividend Equivalents	6

Part C: Terms and conditions applicable to Options under the Long-Term Incentive Program		8
1.	Vesting and exercise	8
2.	Exercise of Options	8
3.	Option term	8
4.	Exercise or forfeiture of Options following termination of Employment in specific circumstances	8

Part D: Terms and conditions applicable to Performance Shares and Performance Units under the Long-Term Performance Program, a sub-program of the Long-Term Incentive Program		10
1.	Performance Cycle	10
2.	Settlement of Performance Shares and Performance Units	10
3.	Earnout: Performance Goals	10
4.	Vesting or forfeiture of Performance Shares and Performance Units following termination of Employment in specific circumstances	11
5.	Section 409A	11
6.	Dividend Equivalents	11

Part E: Terms and conditions applicable to Book Value Units under the Book Value Performance Program, a sub-program of the Long-Term Incentive Program		13
1.	Book Value Units	13
2.	Vesting Period	13
3.	Settlement of Book Value Units	13
4.	Vesting or forfeiture of Book Value Units following termination of Employment in specific circumstances	13
5.	Forfeiture	13
6.	Section 409A	13
7.	No Dividend Equivalents	13

Schedules
1.	Definitions	15
2.	Country specific variations	18
3.	Form for declining an Award	20

Prudential Financial, Inc. 2014 Long-Term Incentive Program

This document contains the principal terms and conditions applicable to Awards granted to employees under the Prudential Financial, Inc. Omnibus Incentive Plan (the Plan) for 2014. Specific provisions applicable to any employees selected to participate in any particular country are set out in Schedule 2.

PART A: General terms and conditions

1.	Purpose

Prudential’s 2014 Long-Term Incentive Program (the Program) is made available to employees subject to the terms of the Plan and is designed to strengthen the links between leadership, motivation and consistent performance. Employees selected to participate in the Program may be granted Awards of Performance Units valued by reference to the book value of the Common Stock (the Book Value Units), Awards of Restricted Stock Units, Options, Performance Shares, Performance Units, or a combination thereof, and will be advised of the Awards made to them in their own personalized compensation statement or a communication from their manager.

The grant of Awards under the Program is subject to the terms and conditions contained in the Plan document. This document describes the principal terms and conditions of Awards granted to employees under the Plan (the Terms). Schedule 1 to these Terms contains the definitions used in these Terms. If there is any discrepancy between these Terms and the Plan document, or if there is a discrepancy between any information given by anyone acting on behalf of any member of the Company Group and the Plan document, the Plan document, as interpreted by the Compensation Committee, will always govern.

2.	Eligibility and grants

Grants of Awards under the Plan are entirely at the sole discretion of Prudential.

A grant of an Award under the Plan on one occasion does not give an employee the right to any further grant at any time in the future.

3.	Acceptance of an Award

An employee granted an Award may accept the Award in any manner specified by the Compensation Committee (or the Company Group) and may be deemed to have accepted an Award if the employee has not declined the grant of that Award (in whole or in part) within any period of time specified by the Compensation Committee (or the Company Group) and notified to the employee.

By accepting an Award, a Participant will be responsible for complying with any Applicable Laws relating to:

(i)	the transfer of funds on the exercise of an Option (if the Cash Exercise method is used);

(ii)	the acquisition, holding and sale of shares of Common Stock acquired under the Plan; and

(iii)	the opening and maintaining of a U.S. brokerage account.

The Applicable Laws may change and Participants should seek their own professional legal, financial and taxation advice in relation to their participation in the Plan.

4.	Taxes

Prudential or any member of the Company Group, as appropriate, has the right to deduct, report and account for any taxes or other obligations required to be withheld by law in connection with an Award. Prudential (or, as appropriate, any other member of the Company Group) may require a Participant to pay to Prudential (or, if appropriate, any other member of the Company Group) the amount necessary to satisfy any such taxes or other obligations and may defer delivery of shares of Common Stock under the Plan to a Participant until such withholding is satisfied. On the exercise or the Vesting of an Award (as appropriate), Prudential, or, if appropriate, any other member of the Company Group, will have the right to withhold, either through payroll, through the withholding of sufficient shares of Common Stock or otherwise, in order to satisfy any applicable withholding requirements on the exercise or the Vesting of an Award (as appropriate). Participants will be responsible for ensuring that their own tax affairs in connection with the Plan are in order.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	1

5.	Value of Awards

Prudential makes no representation as to the future value of any Award under the Plan or whether any profit will be realized with respect to any Award. Past performance is not a reliable guide to future performance. Investments may fall as well as rise in value. By accepting the grant of an Award, a Participant agrees that Prudential and the other members of the Company Group are not responsible for foreign exchange fluctuations between the Participant’s local currency and the U.S. dollar and are not liable for any decrease in the value of shares of Common Stock. Changes in exchange rates may have an adverse effect on the value, price or income of the securities.

6.	Covenant not to solicit; other terms and restrictions

(a)	Restrictions during Employment: By accepting the grant of an Award, a Participant agrees that during Employment, the Participant will not, other than on behalf of the Company Group or as may otherwise be required in connection with the performance of the Participant’s duties on behalf of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than the Participant’s administrative assistant) to leave Employment (Induce Departures).

(b)	Post-Employment restrictive covenants, acknowledgements and representations: By accepting the grant of an Award, a Participant agrees that following the termination of the Participant’s Employment:

(i)	Until the original latest Vesting date of the Award or, if ending later, for a period of one year after the termination of the Participant’s Employment for any reason, the Participant will not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any employee of the Company Group (other than the Participant’s administrative assistant) or any former employee of the Company Group within 60 days of that former employee’s cessation of Employment with the Company Group;

(ii)	If the Participant voluntarily resigns in circumstances qualifying for Approved Retirement, the Participant will not compete with the Company Group in any business in which the Company Group is engaged on the last date of the Participant’s Employment that operates in any geographic area in which the Company Group operates as of the Participant’s last date of Employment, for a period of one year following the Participant’s termination of Employment or until the original latest Vesting date of the Award, whichever is the shorter period; and

(iii)	The Participant could earn a living while fully complying with all of the provisions, restrictions and covenants contained in these Terms. The Participant acknowledges that Prudential provides a wide range of insurance, investment management and other financial products and services to customers throughout the world and that the restrictions contained in these Terms are reasonable and necessary to protect Prudential’s legitimate interests in its confidential information, trade secrets, customer relationships, and investment in the training and development of its employees.

(c)	Restrictions separable and divisible: By accepting the grant of an Award, a Participant acknowledges and accepts the restrictions imposed by subsections 6(a) and (b) of Part A of these Terms and that each restriction will be construed as separate and divisible from every other restriction. If any provision contained in the Plan or these Terms is for any reason held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of the Plan or these Terms, and the Plan or these Terms will be construed as if the invalid, illegal or unenforceable provision had not been included

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	2

in the Terms. It is the intention of the parties that if any of the restrictions or covenants contained in these Terms is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Laws, or in any way construed to be too broad or to any extent invalid, that provision will not be null, void and of no effect, but to the extent the provision would be valid or enforceable under Applicable Laws, a court of competent jurisdiction will construe and interpret or reform the Terms to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in these Terms) as will be valid and enforceable under the Applicable Laws. Prudential may waive any restriction or any breach in circumstances that it determines do not adversely affect its interests, but only in writing signed by its Senior Vice President, Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of a breach of a restriction will be deemed a waiver of any other breach.

(d)	Remedies: By accepting the grant of an Award, a Participant agrees that the restrictions in subsections 6(a) and (b) of Part A of these Terms are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. The Participant agrees and acknowledges that the amount of damages that would derive from the breach of any restriction is not readily ascertainable and that the restrictions are a significant portion of the consideration that the Participant conveys to Prudential in consideration of the grant of an Award. Accordingly, if a Participant fails to execute and submit or revokes a Release or breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, all of the Participant’s outstanding Awards will be cancelled immediately on the date of that failure, as determined in the sole discretion of the Compensation Committee or its delegate. If a Participant breaches any of the restrictive covenants set out in subsections 6(a) and (b) of Part A of these Terms, then, in addition to any equitable relief available to Prudential as outlined below, the Participant will transfer to Prudential Common Stock (rounded to the nearest whole share) equal in value (using the current Market Value of Common Stock on the date the letter of notification of the breach is dated) to the profit realized by the Participant under the Plan occurring (I) in the case of any breach while the Participant is an employee of the Company Group, within twelve (12) months before the date of the breach or at any time after the date of such breach; or (II) in the case of a breach after the termination of the Participant’s Employment, within six (6) months before the date on which the Participant’s Employment terminated or at any time after the date of such termination of Employment. For the avoidance of doubt, the term “profit” referred to in the preceding sentence will be equal to (I) in the case of any Options, the sums (determined separately for each exercise of any portion of the Options within the applicable period established pursuant to such sentence) of (i) (A) the Market Value of a share of Common Stock on the date of exercise, in the case of a Cash Exercise, or the price at which shares of Common Stock are sold, in the case of a Same Day Sale, or a combination of such Market Value and sales price, in the case of a Sell to Cover (as each such term is defined in Part C below), minus (B) the Grant Price of the Option, times (ii) the number of shares of Common Stock acquired on exercise of the Option(s); (II) in the case of any Restricted Stock Unit or Performance Share Award, the sums (determined separately for each grant payable within the applicable period established pursuant to such sentence) of (i) the Market Value of a share of Common Stock on the date of payment times (ii) the number of shares of Common Stock acquired or acquirable;

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	3

and (III) in the case of any other Award payable in cash, the amount of cash paid in respect of such Award. The Participant will pay any such amount (in the form of Common Stock or cash, as applicable) to Prudential within five (5) business days of the date Prudential notifies the Participant that a breach of the provisions of this Section 6 has occurred. If payment is not made within that period, any subsequent payment will be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of the breach is sent to the Participant by Prudential, plus two (2) percent. Interest payments will be made in cash. A Participant also acknowledges that the damages to Prudential for any breach of subsections 6(a) or (b) of Part A of these Terms would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential will have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restriction. Further, a Participant consents to the issue of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Compliance with Applicable Laws

Awards granted under the Plan and Prudential’s obligation to deliver shares of Common Stock or make payment of cash, as applicable, under these Terms will be subject in all respects to (a) all Applicable Laws, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee determines to be necessary or applicable. Shares of Common Stock or cash, as applicable, may not be delivered or paid to a Participant if their receipt would be contrary to any Applicable Laws or the rules of any applicable stock exchange.

8.	Investment representation

If at the time of delivery of any shares of Common Stock under the Plan, the Common Stock is not registered under the United States Securities Act of 1933, as amended (the Securities Act), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, a Participant will, if requested by the Compensation Committee, execute, before the delivery of any shares of Common Stock, an agreement (in the form the Compensation Committee specifies) in which the Participant represents and warrants that the Participant is acquiring the shares for the Participant’s own account, for investment only and not with a view to the resale or distribution of the shares, and agrees that any subsequent offer for sale or distribution of any kind of such shares will be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold; or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming that exemption, the Participant will, before any offer for sale of the shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Compensation Committee, from counsel for or approved by the Compensation Committee, as to the applicability of the exemption.

9.	Governing law

A Participant acknowledges that Prudential is organized under the laws of the State of New Jersey and maintains its headquarters in Newark, New Jersey. The Participant further acknowledges that Prudential has an interest in ensuring the uniform interpretation and application of these Terms to all Participants. Accordingly, Prudential and the Participant agree that the Plan and these Terms will be governed by the laws of the State of New Jersey, without giving effect to its conflict of law provisions.

10.	Electronic delivery and acceptance

By accepting an Award under the Plan, a Participant agrees, to the fullest extent permitted by Applicable Laws, in lieu of receiving documents in paper format to accept electronic delivery of any documents that any member of the Company Group may be required to deliver in connection with the Plan. Electronic delivery of a document may be via e-mail or by reference to a location on a member of the Company Group’s intranet site or a designated third-party vendor’s internet site.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	4

11.	No rights as a shareholder

A Participant does not have any rights as a shareholder in Prudential by virtue of the grant of an Award under the Plan, but only with respect to shares of Common Stock, if any, delivered to the Participant in accordance with the Plan and these Terms.

12.	Section 409A

Notwithstanding any provision of the Plan to the contrary, no acceleration of the time or schedule of any delivery of shares or other payment related to an Award will be permitted to the extent necessary to comply with Section 409A. The Compensation Committee may amend, modify, adjust or supplement any provision of the Plan without a Participant’s consent if the Compensation Committee determines that the amendment, modification, adjustment or supplementation is required or advisable for an Award or Prudential to comply with, or not violate, any Applicable Laws, regulation or rule, including, without limitation, Section 409A.

13.	Other terms

Participation in the Plan does not entitle an employee of the Company Group to any benefit other than that granted under the Plan. Any benefits granted under the Plan will not be deemed to be compensation under any pension plan or other retirement plan, welfare plan or any compensation plan or program maintained by any member of the Company Group, and will not be considered as part of compensation for the purposes of calculating pension, profit-sharing, bonuses, service awards, or in the event of severance, redundancy or resignation.

Prudential may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and terms of the Plan in whole or in part, at any time, without notice to or with the consent of Participants.

If shares of Common Stock are, or are to be, delivered in a manner not specifically authorized by the Plan (i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that might be delivered as a result of the Error.

The English language version of any documents provided in connection with the Plan will prevail in the case of any ambiguities or divergences as a result of the translation of the document into any other language.

Participation in the Plan is not intended to constitute or create a contract of employment nor does it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Participation in the Plan does not affect in any way a member of the Company Group’s right to terminate an employee’s Employment at any time, with or without cause, and does not form part of an employee’s employment contract, if any.

As a term of participation in the Plan, each Participant will indemnify the Company Group for any loss (including but not limited to any costs, damages, expenses, claims, penalties or demands) suffered by any member of the Company Group, and no member of the Company Group will be liable to such Participant (or any beneficiaries thereto) for any such loss suffered by the Participant (or any beneficiaries), as a result of any action taken by the Participant or any failure by the Participant to take any action.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	5

PART B: Terms and conditions applicable to Restricted Stock Units under the Long-Term Incentive Program

1.	Restricted Period

The restricted period (the Restricted Period) with respect to the Restricted Stock Units will begin on the Grant Date and will end on the RSU Payment Date.

2.	Settlement of Restricted Stock Units

Subject to the terms and conditions of the Plan, a Participant in active Employment on the RSU Payment Date will receive as soon as administratively practicable after the RSU Payment Date (but not later than the end of the calendar year in which the RSU Payment Date occurs) the number of shares of Common Stock equal to the number of Restricted Stock Units vested in accordance with these Terms, less any taxes or other deductions required by Applicable Laws.

3.	Vesting or forfeiture of Restricted Stock Units following termination of Employment in specific circumstances

A Participant’s outstanding Restricted Stock Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock may thereafter be issued with respect to the Restricted Stock Units, except in the specific circumstances set out in the table on page 7.

4.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s Employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an award of Restricted Stock Units is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

5.	Dividend Equivalents

A Participant granted Restricted Stock Units will be eligible to receive Dividend Equivalents on the Restricted Stock Units based on any regular cash dividends declared on Common Stock from the Grant Date until the RSU Payment Date (or until the date of forfeiture, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable (but not more than 74 days) after the related cash dividends are paid to Common Stock holders, unless determined otherwise by the Compensation Committee. Any Dividend Equivalents payable under the Plan will be treated as separate payments from the underlying Restricted Stock Units for purposes of Section 409A. There will be no reinvestment option or earned interest credits on any Dividend Equivalent.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	6

Restricted Stock Units
Type of Termination of Employment	Vesting Status
Voluntary Resignation	All outstanding Restricted Stock Units are immediately forfeited.
Approved Retirement	If the Participant retires in 2014 with less than 3 months of active service in such year, all Restricted Stock Units will immediately be forfeited.

If the Participant retires in 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive a pro-rated(1) number of shares of Common Stock as soon as administratively practicable following the RSU Payment Date (but in all events not later than the end of the calendar year in which the RSU Payment Date occurs). The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

If the Participant retires after 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive shares of Common Stock equal to the number of outstanding Restricted Stock Units as soon as administratively practicable after the RSU Payment Date (but in all events not later than the end of the calendar year in which the RSU Payment Date occurs). If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.
This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.
Termination for Cause	All outstanding Restricted Stock Units are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Restricted Stock Units or any prior restricted stock units or Awards received within a period of twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Restricted Stock Units become fully vested and the Participant’s estate will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.

Disability	All outstanding Restricted Stock Units become fully vested and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter.
Involuntary Termination for any other reason

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) number of Restricted Stock Units will vest and the Participant will receive shares of Common Stock as soon as administratively practicable (but not later than 74 days) thereafter. The remainder of the Restricted Stock Units will be forfeited. If the Participant does not execute a Release, all Restricted Stock Units will be forfeited on the last date of Employment.

Change of Control

All Restricted Stock Units will become vested and the Participant will normally receive shares of Common Stock; unless the entity that acquires control honors, assumes, or substitutes new rights for the Restricted Stock Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee. Alternatively, the Compensation Committee may, at its sole discretion, provide for payment in cash based on the Change of Control price.

(1)	Pro-ration is based on the number of months of active service during that year divided by 12.
The remaining balance will be forfeited as of the date of retirement.
(2)	Pro-ration is based on the number of months of active service since the Grant Date divided by 36.

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PART C: Terms and conditions applicable to Options under the Long-Term Incentive Program

1.	Vesting and exercise

An Option will normally vest and become exercisable in three equal annual installments on each anniversary of the Grant Date provided the Participant holding that Option remains in Employment throughout that period.

2.	Exercise of Options

An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)	directing the immediate sale of all the shares of Common Stock acquired on exercise and receiving the cash proceeds, after deduction of the Grant Price and applicable taxes and fees (Same Day Sale); or

(iii)	directing the immediate sale of sufficient shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).

One or more of the exercise methods may not be available (or may be unavailable during a specified period) if Prudential determines that its availability will or could violate the terms of any Applicable Laws. An Option cannot be exercised when the Market Value of a share of Common Stock does not exceed the Grant Price. Please refer to Schedule 2 for country specific restrictions regarding the exercise of Options.

3.	Option term

Once an Option vests, it may be exercised until its Expiration Date unless the Participant’s employment ends before the Expiration Date or a Change of Control occurs.

4.	Exercise or forfeiture of Options following termination of Employment in specific circumstances

A Participant’s Options, whether vested or unvested, will automatically be forfeited and cancelled on the termination of the Participant’s Employment, and no shares of Common Stock may thereafter be purchased under the Options, except in the specified circumstances set out in the table below:

Stock Options
Type of Termination of Employment	Vesting Status on Last Date of Employment	Exercise Period (1)
Voluntary Resignation

Unvested Options will immediately be forfeited as of the last date of Employment. Vested but unexercised Options may be exercised after the last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If the Participant does not execute a Release, all Options will be forfeited as of the last date of the Participant’s Employment.

Vested Options may be exercised until the earlier of 90 days after the last date of Employment or the Expiration Date, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

(1)	The period stated may not extend beyond the Expiration Date other than in the case of death as applicable. Options can be exercised on the forfeiture date or the Expiration Date, as applicable, but only during hours that the New York Stock Exchange (NYSE) is open for trading. If an Option terminates or expires on a day that the NYSE is closed, it can be exercised only during the market hours on or before the last day of NYSE trading before the Option’s forfeiture date or Expiration Date, as applicable. It is the responsibility of the Participant to exercise his of her outstanding and vested Options on or prior to the Option’s forfeiture date or Expiration Date, as applicable.

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Approved Retirement

If a Participant retires in circumstances qualifying for Approved Retirement with less than three months of active service in 2014, all Options will immediately be forfeited. Otherwise, the Participant’s Options will continue to vest according to the original vesting schedule, conditioned on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release). If a Participant does not execute a Release, all Options will be forfeited on the last date of the Participant’s Employment.

This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.

Vested Options may be exercised until the earlier of: (i) the Expiration Date; or (ii) the date 5 years after the last date of the Participant’s Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Termination for Cause

All Options, whether vested or unvested, will immediately be forfeited on the last date of the Participant’s Employment.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to any dividends or Dividend Equivalents) received in respect of the exercise of any Options for a period of up to twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions contained in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment terminated for any other reason.

A Participant may not exercise any Options after the last date of Employment, even if the Options were vested. All outstanding Options are forfeited.
Death (while an active employee)	Options become fully vested and immediately exercisable.

The Participant’s estate may exercise the Options until the third anniversary of the date of death (or any earlier date the Compensation Committee determines) or, if the Expiration Date is earlier than that, the later of:

• the Expiration Date, or

• the first anniversary of the date of death.

Disability	Options become fully vested and immediately exercisable.	Options may be exercised until the earlier of the Expiration Date or 3 years (or any shorter period the Compensation Committee determines) after the Participant’s last date of Employment.
Involuntary Termination for any other reason

Options that are vested and unexercised at the date of termination of the Participant’s Employment will remain exercisable if the Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release). Unvested Options are immediately forfeited. If a Release is not executed, all Options will be forfeited as of the last date of the Participant’s Employment.

Vested Options may be exercised until the earlier of the Expiration Date or 90 days after the Participant’s last date of Employment, conditional on the Participant executing and submitting a Release by the date specified by Prudential (and not later revoking the Release).

Change of Control

Options will become fully vested and immediately exercisable on the date of the Change of Control; unless the entity that acquires control honors, assumes, or substitutes new rights for the Options with substantially equivalent or better rights, terms, conditions and value. Alternatively, the Compensation Committee may, at its sole discretion, provide for payment in cash based on the Change of Control price.

If the entity that acquires control honors, assumes, or substitutes new rights for the Options, the Options (or any substituted alternative award) may be exercised on terms at least as favorable as the Options. If the entity that acquires control does not honor, assume, or substitute new rights for the Options, the Compensation Committee may cancel the Options in exchange for payment in cash.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	9

PART D: Terms and conditions applicable to Performance Shares and Performance Units under the Long-Term Performance Program, a sub-program of the Long-Term Incentive Program

1.	Performance Cycle

The Performance Cycle (the Performance Cycle) with respect to Performance Shares and Performance Units will begin on January 1, 2014 and will end on December 31, 2016.

2.	Settlement of Performance Shares and Performance Units

Subject to the terms and conditions of the Plan and following approval by the Compensation Committee, any (i) shares of Common Stock to which a Participant is entitled in respect of Performance Shares; and (ii) amount of cash to which a Participant is entitled in respect of Performance Units will be delivered or paid to such Participant as soon as administratively practicable (but not later than 74 days) after the PS/PU Payment Date, less any taxes or other deductions required by Applicable Laws.

3.	Earnout: Performance Goals

A Participant’s Performance Shares and Performance Units are conditioned on achievement of ROE Goals specified by the Compensation Committee, with respect to the Performance Cycle.

ROE is defined as Prudential’s “operating return on average equity (based on after-tax adjusted operating income)” as publicly disclosed in Prudential’s Quarterly Financial Supplement (“QFS”). ROE for each year in the Performance Cycle is defined as the average of the quarterly ROE figures for such year published in the QFS. ROE will be adjusted to exclude the non-economic effects of foreign currency exchange rate remeasurements of non-yen liabilities and assets and may be adjusted for certain other items as determined by Prudential.

The number of shares of Common Stock and the amount of cash that a Participant may become eligible to receive will be equal to the applicable target number of Performance Shares and/or Performance Units awarded, adjusted by the applicable ROE Earned Payout Factor (which is determined based on the achievement of the ROE Goals over the Performance Cycle). Any resulting number of shares of Common Stock shall be rounded to the nearest whole number. The aggregate amount of shares of Common Stock and cash payable to the Participant will be the “Final Payout Amount,” which will be made on the PS/ PU Payment Date (shortly following the end of the Performance Cycle) subject to the terms, conditions and restrictions set out in these Terms and in the Plan, including the requirement that the Participant remain actively employed with the Company Group as of the PS/PU Payment Date. The Compensation Committee will determine, in its sole discretion, the Final Payout Amount.

The ROE Goals will be the average of actual ROE for 2014, 2015 and 2016. The ROE Goals are as follows:

ROE Goals	ROE Earned Payout Factor
10% or less	0
11%	0.25
12%	0.5
13%	0.75
13.5%	1
14.0%	1.25

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	10

If the average ROE achieved is between any two data points, the corresponding ROE Earned Payout Factor will bear a linear relationship with the actual achievement between such data points.

The Compensation Committee may, in its sole discretion, adjust the reported ROE during the Performance Cycle for items not considered representative of operations, including merger, acquisition and disposition transactions, accounting changes, actuarial assumption updates and market unlockings.

Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may (i) under normal circumstances, adjust the Final Payout Amount within the standard range of 0% to 125% of the target number of Performance Shares and Performance Units by up to plus or minus 15% of the amount that would otherwise be payable to take into account performance factors and other events, as the Compensation Committee deems desirable, and (ii) in the event of circumstances deemed to be extraordinary by the Compensation Committee, make additional adjustments to the Final Payout Amount.

4.	Vesting or forfeiture of Performance Shares and Performance Units following termination of Employment in specific circumstances

A Participant’s outstanding Performance Shares and Performance Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no shares of Common Stock and no amount of cash may thereafter be issued or paid with respect to the Performance Shares and Performance Units, respectively, except in the specific circumstances set out in the table on page 12.

5.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s employment with any member of the Company Group, delivery of shares of Common Stock may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an award of Performance Shares or Performance Units is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

6.	Dividend Equivalents

A Participant granted Performance Shares and Performance Units will be eligible to receive Dividend Equivalents on the lesser of (a) the Final Payout Amount; or (b) the respective target amount of Performance Shares and Performance Units, based on any regular cash dividends declared on Common Stock from the Grant Date until the PS/ PU Payment Date (or until the date of forfeiture, if sooner). Any Dividend Equivalents will be paid in cash as soon as administratively practicable after shares of common stock are delivered in respect of the corresponding Performance Shares and cash is payable with respect to the Performance Units. There will be no reinvestment option or earned interest credits on any Dividend Equivalent.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	11

Performance Shares and Performance Units
Type of Termination of Employment	Vesting Status
Voluntary Resignation	All outstanding Performance Shares and Performance Units are immediately forfeited.
Approved Retirement

If the Participant retires in 2014 with less than 3 months of active service in such year, all Performance Shares and Performance Units will immediately be forfeited.

If the Participant retires in 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive a pro-rated(1) Final Payout Amount as soon as administratively practicable following the PS/PU Payment Date (but in all events not later than the end of the calendar year in which the PS/PU Payment Date occurs). The remainder of the Performance Shares and Performance Units will be forfeited. If the Participant does not execute a Release, all Performance Shares and Performance Units will be forfeited on the last date of Employment.

If the Participant retires after 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive the Final Payout Amount as soon as administratively practicable following the PS/PU Payment Date (but in all events not later than the end of the calendar year in which the PS/PU Payment Date occurs). If the Participant does not execute a Release, all Performance Shares and Performance Units will be forfeited on the last date of Employment.

This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.

Termination for Cause

All outstanding Performance Shares and Performance Units are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit (including, but not limited to, any dividends or Dividend Equivalents) in respect of the Performance Shares and Performance Units or any prior performance shares or performance units received within a period of twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Performance Shares and Performance Units become fully vested at target and the Participant’s estate will receive a corresponding number of shares of Common Stock and cash as soon as administratively practicable (but not later than 74 days) thereafter.

Disability

All outstanding Performance Shares and Performance Units become fully vested at target and the Participant will receive a corresponding number of shares of Common Stock and cash as soon as administratively practicable (but not later than 74 days) thereafter.

Involuntary Termination for any other reason

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) target number of Performance Shares and Performance Units will vest and the Participant will receive a corresponding number of shares of Common Stock and cash, respectively, as soon as administratively practicable (but not later than 74 days) thereafter. The remainder of the Performance Shares and Performance Units will be forfeited. If the Participant does not execute a Release, all Performance Shares and Performance Units will be forfeited on the last date of Employment.

Change of Control

All Performance Shares and Performance Units will become vested at target and the Participant will receive shares of Common Stock and cash, respectively; unless the entity that acquires control honors, assumes, or substitutes new rights for the Performance Shares and Performance Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee. Alternatively, the Compensation Committee may, at its sole discretion, provide for payment in cash based on the Change of Control price.

(1)	Pro-ration is based on the number of months of active service during that year divided by 12. The remaining balance will be forfeited as of the date of retirement.
(2)	Pro-ration is based on the number of months of active service in the Performance Cycle divided by 36.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	12

PART E: Terms and conditions applicable to the Book Value Units under the Book Value Performance Program, a sub-program of the Long-Term Incentive Program

1.	Book Value Units

Each Participant in the Book Value Performance Program will be granted a number of Book Value Units.

2.	Vesting Period

One-third of each Participant’s Book Value Units will vest on each of the first three anniversaries of the Grant Date.

3.	Settlement of Book Value Units

Subject to the terms and conditions of the Plan and subject to the Participant’s continued Employment through the applicable BVU Payment Date, as soon as administratively practicable after the date any Book Value Units vest (but not later than the end of the calendar year in which the Book Value Units vest), a Participant will be paid an amount in cash equal to the product of (a) the number of Book Value Units that have become vested and (b) the Book Value Per Share as of the fiscal quarter ended on or immediately before the applicable BVU Payment Date, less any taxes or other deductions required by Applicable Laws.

4.	Vesting or forfeiture of Book Value Units following termination of Employment in specific circumstances

A Participant’s outstanding Book Value Units will automatically be forfeited and cancelled on the termination of the Participant’s Employment and no amount may thereafter be payable with respect to the Book Value Units, except in the specific circumstances set out in the table on page 14.

5.	Forfeiture

Notwithstanding any provisions in these Terms to the contrary, the Compensation Committee may, in its sole discretion, reduce (but not below zero) the account balance of any Participant under the Book Value Performance Program if, in the opinion of the Compensation Committee, the Participant has engaged in conduct, or omitted taking appropriate action, which is a contributing factor in the material restatement of any annual Prudential consolidated income statement, as filed with the Securities and Exchange Commission and as discussed with Prudential’s Audit Committee, with such restatement being filed primarily to correct an error in the consolidated income statement. Any determination by the Compensation Committee regarding such a reduction shall be final, conclusive and binding on all parties.

6.	Section 409A

Notwithstanding any other provisions of the Plan to the contrary, to the extent necessary to comply with the requirements of Section 409A with respect to any individual who is a “specified employee” within the meaning of Section 409A, on termination of the Participant’s employment with any member of the Company Group, payment of any cash amount due may not be made before the date that is six (6) months after the date of such termination of Employment (or, if earlier, the date of the Participant’s death). In addition, to the extent necessary to comply with the requirements of Section 409A, if an award of Book Value Units is treated as deferred compensation subject to Section 409A, no distribution will be made (although vesting will accelerate to the extent otherwise provided above) in respect of such award upon the occurrence of a Change of Control unless such event qualifies as a change in the ownership of a corporation, change in the effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Section 409A.

7.	No Dividend Equivalents

A Participant granted Book Value Units will not be eligible to receive Dividend Equivalents on the Book Value Units.

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Book Value Units
Type of Termination of Employment	Vesting Status
Voluntary Resignation	All outstanding Book Value Units are immediately forfeited.
Approved Retirement

If the Participant retires in 2014 with less than 3 months of active service in such year, all Book Value Units will immediately be forfeited.

If the Participant retires in 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the treatment of Book Value Units will depend on the extent to which such Book Value Units are sourced from the Participant’s long-term incentive compensation or annual incentive award. With respect to the portion of Book Value Units sourced from the Participant’s long-term incentive compensation, the Participant will receive, as soon as administratively practicable following each successive BVU Payment Date (but in all events not later than the end of the calendar year in which the applicable BVU Payment Date occurs), a cash payment equal to the product of (I) one third (1/3) of the pro-rated(1) number of the Book Value Units sourced from the Participant’s long-term incentive compensation outstanding at the time of the Participant’s termination of Employment and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately before the applicable BVU Payment Date. The remainder of the Participant’s outstanding Book Value Units sourced from the Participant’s long-term incentive compensation will be forfeited. With respect to the portion of Book Value Units sourced from the Participant’s annual incentive award, the Participant will receive payment in respect of such portion of Book Value Units at the same time and in the same amount that would have been payable had the Participant remained in Employment. If the Participant does not execute a Release, all Book Value Units (whether or not sourced from long-term incentive compensation or annual incentive award) will be forfeited on the last date of Employment.

If the Participant retires after 2014 in circumstances qualifying for Approved Retirement and executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), the Participant will receive payment in respect of his or her remaining Book Value Units at the same time and in the same amounts that would have been payable had the Participant remained in Employment. If the Participant does not execute a Release, all Book Value Units will be forfeited on the last date of Employment.

This does not apply to Participants in the European Union who should refer to Schedule 2 for more information.

Termination for Cause

All outstanding Book Value Units are immediately forfeited.

The Compensation Committee may require the Participant to repay any payment, profit, gain or other benefit in respect of the Book Value Units or any prior Book Value Units or Awards received within a period of twelve (12) months before the Participant’s termination of Employment for Cause. If a Participant’s Employment is terminated by any member of the Company Group for Cause, the provisions in these Terms relating to termination for Cause will apply notwithstanding any assertion (by the Participant or otherwise) that the Participant’s Employment was terminated for any other reason.

Death (while an active employee)

All outstanding Book Value Units become fully vested and the Participant’s estate will receive a cash payment equal to the product of (I) the number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately before the date of the Participant’s death. This cash payment will be made as soon as administratively practicable (but not later than 74 days) after the date of the Participant’s death.

Disability

All outstanding Book Value Units become fully vested and the Participant will receive a cash payment equal to the product of (I) the number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately before the Participant’s termination of Employment. This cash payment will be made as soon as administratively practicable (but not later than 74 days) after the Participant’s termination of Employment.

Involuntary Termination for any other reason

If a Participant executes and submits a Release by the date specified by Prudential (and does not later revoke the Release), a pro-rated(2) number of such Participant’s then outstanding Book Value Units will vest and the Participant will receive a cash payment equal to the product of (I) such pro-rated number of such outstanding Book Value Units and (II) the Book Value Per Share as of the fiscal quarter ended on or immediately prior to the Participant’s termination of Employment. This cash payment will be made as soon as administratively practicable (but not later than 74 days) after the Participant’s termination of Employment. The remainder of the Participant’s outstanding Book Value Units will be forfeited. If the Participant does not execute a Release, all Book Value Units will be forfeited on the last date of Employment.

Change of Control

All Book Value Units will become vested and the Participant will normally receive a payment in cash based on the Book Value Per Share on the fiscal quarter ended on or immediately prior to the Change of Control; unless the entity that acquires control honors, assumes, or substitutes new rights for the Book Value Units with substantially equivalent or better rights, terms, conditions and values as determined by the Compensation Committee.

(1)	Pro-ration is based on the number of months of active service during that year divided by 12. The remaining balance will be forfeited as of the date of retirement.
(2)	Pro-ration is based on the number of months of active service since the Grant Date (or, if less, since the last BVU Payment Date) divided by the remainder of (i) 36 minus (ii) the product of (A) 12 and (B) the number of anniversaries of the Grant Date that have occurred prior to the date of termination of Employment.
The Compensation Committee, in its sole discretion, shall determine the Book Value Units, the Book Value Per Share, and any amount of payments thereof.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	14

SCHEDULE 1

DEFINITIONS

For the purposes of the Terms, the following words and expressions have the meanings ascribed to them.

Applicable Laws – applicable laws, rules and regulations relating to any Awards made under the Plan or otherwise relating to the Plan.

Approved Retirement – termination of a Participant’s Employment:

(i)	on or after the Participant’s normal retirement date or any early retirement date established under any defined benefit pension plan maintained by a member of the Company Group in which the Participant participates; or

(ii)	when the Participant has reached age fifty-five (55) with a minimum of five years’ service.

Approved Retirement does not apply to any Participant who has an Agent Emeritus contract with any of Prudential’s insurance affiliates or to a Participant whose Employment is terminated for Cause, even if, in either case, the Participant is receiving retirement benefits or is otherwise eligible for retirement or has satisfied the conditions in (ii) above.

Award – the grant of an Option, a Restricted Stock Unit, a Performance Share, or a Performance Unit (including a Book Value Unit), or a combination thereof.

Board – the board of directors of Prudential.

Book Value Per Share – the equity attributed to Prudential’s Financial Services businesses, excluding total accumulated other comprehensive income and the non-economic effects of foreign currency exchange rate remeasurements of non-yen liabilities and assets, as determined based on Prudential’s financial statements for the relevant period and as adjusted by Prudential as it deems appropriate or desirable.

Book Value Unit – an award of Performance Units, payable in cash, and valued based on the Book Value Per Share.

BVU Payment Dates – the dates on which the continuing service requirement applicable to one-third of the Book Value Units are scheduled to lapse, as specified by the Compensation Committee at the Grant Date, which occur on the first three anniversaries of the Grant Date.

Cause – includes but is not restricted to any of the following (as determined by the Compensation Committee):

(i)	dishonesty, fraud or misrepresentation;

(ii)	inability to obtain or retain appropriate licenses;

(iii)	violation of any rule or regulation of any regulatory agency or self-regulatory agency;

(iv)	violation of any policy or rule of Prudential or any member of the Company Group;

(v)	commission of a crime;

(vi)	breach by a Participant of any covenant or agreement with any member of the Company Group not to disclose or misuse any information pertaining to, or misuse any property of, any member of the Company Group; or

(vii)	any act or omission detrimental to the conduct of the business of any member of the Company Group.

Change of Control – occurs, in general, when:

(i)	any person or entity outside of Prudential acquires, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of Prudential or of the combined assets of Prudential (and members of the Company Group);

(ii)	the composition of the Board changes over a 24-month period such that the Incumbent Directors no longer constitute a majority of the Board;

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	15

(iii)	a Corporate Event completes and immediately following completion the shareholders of Prudential immediately before the Corporate Event do not hold, directly or indirectly, a majority of the voting power of, in the case of (a) a merger or consolidation, the surviving or resulting corporation; (b) a share exchange, the acquiring corporation; or (c) a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of Prudential immediately before the Corporate Event; or

(iv)	any other event that the Board declares to be a Change of Control.

No change of control occurs on an underwritten offering of the equity securities of Prudential when no person or entity acquires more than twenty-five percent (25%) ownership in such securities. The Plan document details how a Change of Control will be determined in various types of acquisitions and corporate reorganization events (including sales of assets), and the document’s terms govern any determination that a Change of Control has occurred.

Code – the United States Internal Revenue Code of 1986, as amended.

Common Stock – a share of Common Stock in Prudential.

Company Group – Prudential and/or its subsidiaries.

Compensation Committee – the Compensation Committee of the Board, which administers the Plan.

Corporate Event – a merger, consolidation, recapitalisation or reorganisation, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of Prudential which has been approved by the shareholders of Prudential.

Disability – means, with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by the member of the Company Group in which the Participant participates and from which the Participant is receiving a long-term disability benefit. In jurisdictions outside the United States where long-term disability is covered by a mandatory or universal program sponsored by the government or an industrial association, receipt of long-term disability benefit from such a program is considered to have met the disability definition of the Plan.

Dividend Equivalent – an amount paid in lieu of dividends declared on Common Stock during a period that an applicable Award is outstanding.

Employment – means employment with any member of the Company Group.

Exercise Date – the date on which an Option is validly exercised.

Expiration Date – the tenth anniversary of the Grant Date and the last date on which an Option can be exercised, unless the Participant’s Employment ends before the Expiration Date or a Change of Control occurs.

Grant Date – with respect to an Award, the date on which it is granted under the Plan.

Grant Price – the price set at the Grant Date at which a share of Common Stock can be acquired on exercise of an Option.

Incumbent Directors – with respect to any period of time specified under the Plan for the purposes of determining a Change of Control, the persons who were members of the Board at the beginning of the period, as well as any director elected to the Board or nominated for election to the Board by a majority of the Incumbent Directors.

Market Value – means, on any date, the price at which shares of Common Stock were last traded on that date on the New York Stock Exchange or, if there are no transactions on that date, the closing price on the immediately preceding date on which there was a transaction. For the purposes of determining the taxable income from Options and/or Restricted Stock Units, it should be noted that in some countries there are specific rules that set out how Market Value is determined. Where applicable, any particular rules should be noted in the country specific Q&A’s.

Option – a conditional right granted under the Plan to purchase one share of Common Stock in the future at a set price within a set time period specified by the Compensation Committee at the Grant Date.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	16

Participant – any employee of a member of the Company Group who holds an outstanding Award granted under the Plan.

Performance Share – a right to receive a share of Common Stock, conditioned and subject to adjustment upon the achievement of specified performance goals during the applicable performance period, and further subject to satisfaction of the applicable continued service requirements.

Performance Unit – a right to receive cash valued by reference to a share of Common Stock, conditioned and subject to adjustment upon the achievement of specified performance goals during the applicable performance period, and further subject to satisfaction of the applicable continued service requirements.

Plan – the Prudential Financial, Inc. Omnibus Incentive Plan, a stock-based compensation plan adopted by the Board and ratified by the shareholders of Prudential in June 2003.

Prudential – Prudential Financial, Inc., a New Jersey corporation, and any successor to Prudential Financial, Inc.

PS/PU Payment Date – the date on which the continuing service requirement applicable to a Performance Share or a Performance Unit is scheduled to lapse, as specified by the Compensation Committee at the Grant Date, which is in the month of February immediately following the end of the applicable Performance Cycle.

Release – a Separation Agreement and General Release (in connection with an involuntary termination of Employment for any reason other than Cause) or a General Release of Claims (in connection with a voluntary termination of Employment), whichever is appropriate, in a form and with terms and conditions (including but not limited to, non-solicitation of employees and business of any member of the Company Group) satisfactory to Prudential.

Restricted Stock Unit – a conditional right (which is subject to forfeiture and transfer restrictions) granted under the Plan to receive one share of Common Stock at the end of a period of time specified by the Compensation Committee at the Grant Date.

RSU Payment Date – the date on which the continuing service requirement applicable to a Restricted Stock Unit is scheduled to lapse, as specified by the Compensation Committee at the Grant Date, which is the third anniversary of the Grant Date.

Section 409A – Section 409A of the Code, including any regulations issued under Section 409A.

Vest – when an Option can be exercised, or a Participant is entitled to receive (i) Common Stock under a Restricted Stock Unit, (ii) Common Stock under a Performance Share, (iii) cash under a Performance Unit, or (iv) cash under a Book Value Unit, as appropriate, and “Vested” and “Vesting” will be construed accordingly.

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	17

SCHEDULE 2 COUNTRY SPECIFIC VARIATIONS

DATA PROTECTION (Applicable to all countries other than the United States)

A Participant agrees by accepting an Award to permit Prudential to process personal data and sensitive personal data about the Participant in connection with the Plan. Such data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and shares granted under the Plan from time to time (collectively, Personal Data). A Participant consents to Prudential processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include Prudential and any member of the Company Group, any plan administrator selected by Prudential from time to time, and any other person or entity that Prudential involves in the administration of the Plan. Prudential will take all reasonable measures to keep Personal Data, confidential and accurate. A Participant can access and correct their Personal Data by contacting their human resources representative. A Participant understands and agrees that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit their ability to participate in the Plan.

THE EUROPEAN UNION

The provisions in these Terms relating to the impact of the termination of a Participant’s Employment due to retirement will not apply to Participants in the European Union due to the Applicable Laws relating to age discrimination.

JAPAN

The following term will also apply:

If a Participant is an executive officer subject to the reporting requirements under Section 16(a) of the

U.S. Securities Exchange Act of 1934, as amended (Executive Officers), or has otherwise been identified as a senior officer subject to the Share Ownership Guidelines as amended by the Board from time to time (Guidelines), then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the first anniversary of the acquisition of that Common Stock. For senior officers who are not Executive Officers: these guidelines will cease to apply once the Participant has satisfied the Guidelines or, if earlier, upon termination of the senior officer’s employment. Once the Participant has satisfied this holding period, the Participant may dispense of any shares of Common Stock held in excess of the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect.

UNITED KINGDOM

Restricted Stock Units, Options and Performance Shares – section 431(1) election

A Participant is required to enter into with his or her employer a legally enforceable joint election, approved by HMRC under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (the “Election”), within thirty (30) days of the first grant of Awards of Restricted Stock Units, Options or Performance Shares (or at such other time as required by his or her employer but so that the joint election is legally enforceable and valid). The Election dis-applies, for the purpose of UK income tax only, all of the restrictions attaching to the restricted stock the Participant acquires on the vesting of Restricted Stock Units or Performance Shares or on the exercise of Options granted to such Participant at any time after the election is made, with the restrictions continuing to apply in all other respects and for all other purposes.

Approved Stock Options

The Options will be subject to the Terms (as modified below) and the terms and conditions set out in the Prudential Financial, Inc. 2007 HMRC Approved Sub-Plan to the Prudential Financial, Inc. Omnibus Incentive Plan (the “Sub-Plan”). Term 2 of Part C will not apply to Participants granted HMRC approved options in the UK, but the following will apply:

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	18

“The approved method of exercise of your Options under the Sub-Plan is a cash exercise, which lets you receive stock, after paying the Grant Price, applicable taxes and fees, in cash. Any other method will result in an exercise that will not be considered approved by HMRC under the Sub-Plan.”

In the table in Term 4, the Type of Termination headed Approved Retirement will not apply.

Term 6 of Part A and the final paragraph of Term 13 of Part A will not apply.

UNITED STATES

Stock Options – for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, section 2 of Part C will not apply to executives but the following will apply.

“An Option may be exercised by the Participant:

(i)	paying in cash the Grant Price and any applicable taxes and fees (Cash Exercise); or

(ii)	directing the immediate sale of sufficient shares of Common Stock acquired on exercise necessary to pay the Grant Price and any applicable taxes and fees and receive the remaining shares of Common Stock (Sell to Cover).”

The following term will also apply:

If a Participant is an executive officer subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (Executive Officers), or has otherwise been identified as a senior officer subject to the Share Ownership Guidelines as amended by the Board from time to time (Guidelines), then the Participant agrees to retain ownership of 50% of the net shares of Common Stock (after payment of the Grant Price, if any, and applicable fees and taxes) acquired on exercise of an Option or the vesting of an Award until the first anniversary of the acquisition of that Common Stock. For senior officers who are not Executive Officers, these guidelines will cease to apply once the Participant has satisfied the Guidelines or, if earlier, upon termination of the senior officer’s employment. Once the Participant has satisfied this holding period, the Participant may dispense of any shares of Common Stock held in excess of the Guidelines, subject to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential” as then in effect.

All Restricted Stock Units, Book Value Units, Performance Shares or Performance Units granted under the 2014 Long-Term Program to a Participant who is a covered employee under Code Section 162(m) are subject to the additional requirement that the maximum aggregate amount payable to such a Participant in respect of such Awards may not exceed six-tenths of one percent (0.6%) of Adjusted Operating Income (as defined in the Plan) for the most recently reported year ending December 31st before the year payment is made in respect of such Awards. Notwithstanding any provision in these Terms to the contrary, if a Participant is a “covered employee” within the meaning of Code Section 162(m), (1) any pro-rated payment the Participant would otherwise be entitled to receive under and subject to the otherwise applicable conditions set forth herein in connection with (i) an Approved Retirement or (ii) an Involuntary Termination other than for Cause, Approved Retirement, Death or Disability, will nonetheless be subject to the satisfaction of the condition set forth in the immediately preceding sentence, and, in addition, payment in respect of any Award on account of any Involuntary Termination described in subclause (ii) will not be made until after the close of the calendar year in which such Involuntary Termination of Employment occurs (but not later than March 15 of such subsequent calendar year), and (2) and if such Participant is granted Restricted Stock Units, any Dividend Equivalents credited on the Restricted Stock Units based on any regular cash dividends declared on Common Stock from the Grant Date until the RSU Payment Date (or until the date of forfeiture, as applicable, if sooner) will become vested at the same time and subject to the same conditions as apply to the underlying Restricted Stock Units and will be payable in cash as soon as administratively practicable after shares of Common Stock are delivered in respect of the corresponding vested Restricted Stock Units.

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SCHEDULE 3

FORM FOR DECLINING AN AWARD

If you wish to decline the grant of the Restricted Stock Units, the Options, the Performance Shares, the Performance Units, or the Book Value Units, as applicable, granted to you pursuant to the 2014 Long-Term Incentive Program under the Prudential Financial, Inc. Omnibus Incentive Plan, you should complete and return this form by facsimile on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Jeanette Yu at (973) 367-8251 or by certified mail with return receipt, postmarked on or before the date three weeks after the Grant Date to Stock Plan Administration c/o Jeanette Yu , 751 Broad Street, 18th Floor, Newark, New Jersey 07102. Please note that if you decline the grant of an Award, that Award (including, but not limited to, any rights, payments, interests or benefits you have or may have under, related to or associated with, that Award) will be cancelled and terminated immediately.

I,................................................................................................................................................................, hereby decline the grant of:

Check as appropriate
(i)	all of the restricted Stock Units;	☐
(ii)	all of the Options;	☐
(iii)	all of the Performance Shares;	☐
(iv)	all of the Performance Units; and/or	☐
(v)	all of the Book Value Units	☐

granted to me in 2014 under the terms of the Prudential Financial, Inc. Omnibus Incentive Plan.

Signed	.....................................................................

Dated	.....................................................................

EMPL-D5481

EE GR. 1-4 Non-FL

Terms and Conditions of the 2014 Long-Term Incentive Program for Senior Executives	20